Exhibit 99.1

Media Release Contacts Sie Soheili Sie.Soheili@capitalone.com Tatiana Stead Tatiana.Stead@capitalone.com

Aparna Chennapragada to Join the Capital One Board of Directors

McLean, Va. (March 1, 2018) - Capital One Financial Corporation (NYSE: COF) today announced that Google executive Aparna Chennapragada has been appointed to the company's Board of Directors. Ms. Chennapragada will stand for election by Capital One shareholders in May 2018.

“Aparna has extensive product development experience in the digital world, using artificial intelligence and machine learning," said Richard D. Fairbank, Founder, Chairman and Chief Executive Officer of Capital One. “As Capital One continues to focus on creating intelligent, realtime experiences for our customers, Aparna brings a deep understanding of the intersection of technology, information, artificial intelligence, and customer experience. Aparna embodies all of the qualities we look for in a board member. She’s an amazing problem-solver, has a strong strategic orientation, embraces an open culture, has a reverence for great talent, and is missiondriven. Her experience at one of the world’s most innovative companies will help us continue to accelerate Capital One’s technology and digital transformation.”

A computer scientist trained at IIT and MIT, Ms. Chennapragada has more than 15 years of experience in leading teams, driving strategy, and developing successful flagship products. She has spent nearly a decade as a leader and innovator at Google, including serving as Technical Assistant to CEO Sundar Pichai helping shape and drive company-wide initiatives. Ms. Chennapragada also led product development on some of Google’s key products, including YouTube, Google Search, Google Now, and Google Lens.

Ms. Chennapragada is a respected expert and frequent public speaker on artificial intelligence, machine learning, and mobile strategy. She has shared her experiences, insights, and perspectives on technology’s transformational value and promise for consumers.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $243.7 billion in deposits and $365.7 billion in total assets as of December 31, 2017. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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